SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No. 5)*

FALCON PRODUCTS, INC.
------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

306075102
-----------------------
(Cusip Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages


CUSIP No.	306075102						Page 2 of 4 Pages

----------------------------------------------------------------
1.	Name of reporting person
	 S.S. or I.R.S. identification no. of above person

	David L. Babson and Company Incorporated
	04-1054788
----------------------------------------------------------------
2.	Check the appropriate box if a member of a group*s
	(a)(   )
	(b)( X )
----------------------------------------------------------------
3.	SEC use only

----------------------------------------------------------------
4.	Citizenship or place of organization
	Massachusetts

----------------------------------------------------------------
                 			5.	Sole Voting Power
			                	1,030,120
	Number of				-----------------------------
	shares	           	6.	Shared Voting Power
	beneficially
	owned by				None
	each					-----------------------------
	Reporting            	7.	Sole Dispositive Power
	person
	with		                 	1,030,120
						-----------------------------
8.	Shared Dispositive Power
	None
---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person
 	1,030,120
----------------------------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
	10.77%
----------------------------------------------------------------
12.	Type of Reporting person
	IA



Page 3 of 4 Pages 					Cusip #: 306075102

SCHEDULE 13G


ITEM 1(A):  NAME OF ISSUER:

	FALCON PRODUCTS, INC.

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	9387 DIELMAN INDUSTRIAL DRIVE
	ST. LOUIS, MO 63132


ITEM 2(A):  NAME OF PERSON FILING:

	David L. Babson and Company Incorporated ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	One Memorial Drive
	Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

	See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

	See Item 12 of Cover Page

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as investment
	adviser, may be deemed the beneficial owner of 1,030,120 shares of common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS: 10.77%

(c)	For information on voting and dispositive power with respect to the
	above listed shares, see Items 5 - 8 of Cover Page.





Page 4 of 4 Pages						Cusip #:306075102


ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
Not Applicable

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY:

Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date: January 12, 1998
		Signature:  --//Leslie A. Meinhart//--
		Name/Title:  LESLIE A. MEINHART
		Compliance Manager